EXHIBIT 99.2

Camco Financial Corporation Announces Results of Special Meeting

CAMBRIDGE, Ohio, Nov. 6, 2008 (GLOBE NEWSWIRE) -- Camco Financial Corporation announced today that its stockholders have voted to adopt the Agreement and Plan of Merger with First Place Financial Corp. There are several conditions that must be satisfied before the merger may be consummated, including, but not limited to, regulatory approvals.

Richard C. Baylor, Chairman, President, CEO of Camco Financial Corporation, commented:

"Our customers will be receiving information in the near future that describes how all their current banking business with Advantage Bank will be handled in the event the merger is consummated. We appreciate our customers' banking business and anticipate a smooth transition."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                      SPECIAL STOCKHOLDERS MEETING
                            November 6, 2008

                                       CFC                  FPFC
    Book Value of Capital        $ 86.6 million       $ 310.9 million
    Goodwill                       (6.7 million)        (93.8 million)
    Non-performing Assets         (33.8 million)        (89.4 million)
                                  --------------      ----------------

   * Net Capital                 $ 46.1 million       $ 127.7 million

     Divide by Number of Shares / 7.163 million     /  16.547 million

 Net Capital Share Value             $ 6.44                 $7.72

 Tier 1 with TARP/share              $ 9.23                 $11.95

 Actual TBV @ 9/30/08                $11.17                 $12.25
 * Not GAAP

 Proforma Tangible Book Value for Camco Stockholders

    *     Camco Tangible Book Value (TBV) @ 9/30/08       $ 79.896 mm

    *     Post Merger Proforma - Camco Stockholders would own
          23.11% of combined company, or stock of $57.312mm and cash portion at $13.58 X 1,896,171 shares or $25.75mm.

          * Stock Value - TBV $57.312 million
          * Cash Portion       25.750 million
                               --------------

      Total Proforma TBV      $83.062 million

            Proforma TBV                83.062 = 104%
                                       -------
            Camco  TBV @ 9/30/08        79.896

   *    There is value for our stockholders.

   *       10/31/08  Stock Prices
   *        9/30/08  Tangible Capital for Camco

CONTACT:  Camco Financial Corporation
          Richard C. Baylor, CEO
          740-435-2040